AMENDMENT NO. 4 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 4 to the Distribution Agreement (this “Amendment”), made this 16th day of September, 2016 (the “Amendment  Effective Date”), by and among Cambria ETF Trust (the “Company”), a Delaware statutory trust, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Company is comprised of separate class or series (each a “Fund” and collectively, the “Funds”) identified on Schedule A of the Agreement;

WHEREAS, the Company and the Distributor entered into a Distribution Agreement dated as of the 30th day of August, 2012 (the “Agreement”) for the issuance and distribution by SIDCo of Creation Units of each fund; and

WHEREAS, the Company and SIDCo desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A (Funds). From and after September 13, 2016, Schedule A (Funds) of the Agreement is hereby deleted in its entirety and set forth on the Schedule A (Funds) attached hereto and made a part herewith.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be full force and effect, and shall continue in full force and effect.

3.	Counterparts. This amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

CAMBRIA ETF TRUST	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:
Name: Eric Richardson	Name:
Title: President	Title:

Schedule A

Funds

Cambria Global Income and Currency Strategies ETF
Cambria Shareholder Yield ETF
Cambria Foreign Shareholder Yield ETF
Cambria Emerging Shareholder Yield ETF
Cambria Sovereign High Yield Bond ETF
Cambria Global Value ETF
Cambria Global Momentum ETF
Cambria Value and Momentum ETF
Cambria Global Asset Allocation ETF
Cambria Managed Futures Strategy ETF
Cambria Tail Risk ETF
Cambria Risk Parity ETF
Cambria Endowment and Family Office ETF
Cambria Foreign Value and Momentum ETF
Cambria Omaha ETF
Cambria Trendfollowing ETF
Cambria Long Short ETF
Cambria Foreign Value and Momentum ETF
Dhandho Junoon ETF